Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces Third Quarter 2022 Net Income and Results of Operations

Dunmore, Pa., October 28, 2022/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), (collectively, "FNCB") today reported net income of $5.4 million, or $0.28 per basic and diluted share, for the three months ended September 30, 2022, a decrease of $1.0 million, or 14.4%, compared to $6.4 million, or $0.31 per share for the same period of 2021. Higher non-interest expense, coupled with an increase in the provision for loan and lease losses, were the primary factors leading to the reduction in third quarter 2022 earnings. These reductions were partially offset by an increase in net interest income and non-interest income. For the nine months ended September 30, 2022, net income totaled $15.5 million, or $0.79 per basic and diluted share, a decrease of $1.9 million, or 10.8%, from $17.4 million, or $0.86 per basic or diluted share, for the same nine months of 2021.  The reduction in earnings comparing the year-to-date periods of 2022 and 2021 was due primarily to increases in non-interest expense and the provision for loan and lease losses coupled with a decrease in non-interest income, which were partially mitigated by an increase in net interest income.

For the three and nine months ended September 30, 2022, the annualized return on average assets was 1.26% and 1.24%, respectively, compared to 1.58% and 1.52%, respectively, for the same periods of 2021. The annualized return on average equity was 16.95% and 15.04%, respectively for the three and nine months ended September 30, 2022, compared to 15.61% and 14.76% for the respective periods of 2021. FNCB declared and paid dividends to shareholders of common stock of $0.090 per share for the third quarter of 2022 and $0.240 per share for the nine months ended September 30, 2022, a 20.0% and 23.1% increase, respectively, compared to $0.075 per share and $0.195 per share for the third quarter and year-to-date period of 2021.

Third quarter 2022 results as compared to the third quarter of 2021:

●	Third quarter net income was $5.4 million, or $0.28 per share, compared to $6.4 million, or $0.31 per share for the third quarter of 2021;
●	Yield on earning assets (FTE) increased 24 basis points to 3.87% for the third quarter of 2022 from 3.63% for the same quarter of 2021, and improved 29 basis points on a linked-quarter basis from 3.58% for the second quarter of 2022;
●	Cost of funds increased 36 basis points to 0.59% from 0.23% comparing the third quarters of 2022 and 2021, and increased 37 basis points on a linked-quarter basis from 0.22% for the second quarter of 2022;
●	Net interest margin (FTE) contracted 3 basis points to 3.43% for the third quarter of 2022, compared to 3.46% for the same period of 2021, but widened 1 basis point on a linked-quarter basis from 3.42% for the second quarter of 2022;
●	Efficiency ratio was 54.88% for the third quarter of 2022 compared to 51.32% for the third quarter of 2021.

Summary financial position at September 30, 2022 as compared to December 31, 2021:

●	Total assets increased $40.2 million, or 2.4%, to $1.705 billion at September 30, 2022 from $1.664 billion at December 31, 2021;
●	Net loans and leases increased $130.4 million, or 13.5%, to $1.097 billion at September 30, 2022 from $976.0 million at December 31, 2021;
●	Total deposits increased $47.6 million, or 3.3% to $1.503 billion at September 30, 2022 from $1.455 billion at December 31, 2021;
●	Non-performing loans as a percentage of total loans improved to 0.25% at September 30, 2022 from 0.39% at December 31, 2021;
●	The Bank was well capitalized with total risk-based capital and leverage ratios of 14.16% and 9.38%, respectively, at September 30, 2022, and 14.64% and 8.92%, respectively, at December 31, 2021.

"FNCB's continued success reflects our ongoing efforts to execute on our strategic initiatives focused on adding quality earning assets and enhancing net interest income and non-interest revenue streams," said FNCB President and CEO, Gerard A. Champi. "We continued to experience strong loan growth through the third quarter of 2022 as the new commercial equipment financing product offerings continued to exceed expectations. Additionally, at the end of the third quarter we announced the acquisition of Chiaro Investment Services, LLC which combined with FNCB's Wealth Management team and is now operating under a new brand, 1st Investment Services. We are excited for this combination as we continue to deliver on our legacy of providing exceptional service to the clients while creating a meaningful impact to non-interest income. While the current economic environment may pose some challenges, we believe the strength of our balance sheet and asset quality positions will allow us to move forward and continue to create value for our shareholders over the long-term," concluded Champi.

Summary Results

Net interest income on a tax-equivalent basis increased $1.3 million, or 9.8%, to $14.3 million for the three months ended September 30, 2022 from $13.0 million for the comparable period of 2021. The improvement in tax-equivalent net interest income primarily reflected an increase in tax-equivalent interest income of $2.5 million or 18.2%, to $16.1 million for the third quarter of 2022 from $13.6 million for the same quarter of 2021, partially offset by an increase in interest expense of $1.2 million, or 191.9%, to $1.8 million from $0.6 million comparing the third quarter of 2022 and 2021, respectively. The increase in tax-equivalent interest income largely reflected higher volumes of earning assets, as total average earning assets increased $159.6 million, or 10.6%, to $1.659 billion for the three months ended September 30, 2022 from $1.500 billion for the same three months of 2021. Specifically, average total loans and leases increased $137.8 million, or 14.3%, to $1.103 billion for the third quarter of 2022 from $964.8 million for the same quarter of 2021, which was largely due to strong organic loan demand, FNCB's new commercial equipment financing and leasing product offering and the acquisition of third-party originated loan pools. In addition, total securities averaged $552.0 million for the third quarter of 2022, an increase of $111.6 million, or 25.3%, from $440.4 million for the third quarter of 2021, reflecting the redeployment of excess liquidity in the fourth quarter of 2021 and first quarter of 2022.  Net interest income was also favorably impacted by an increase in the tax-equivalent yield on average earning assets of 24 basis points to 3.87% for the three months ended September 30, 2022 from 3.63% for the same three months of 2021. The tax-equivalent yield on the investment portfolio increased 14 basis points to 2.66% for the third quarter of 2022 from 2.52% for the same quarter of 2021. In addition, the tax-equivalent yield on the loan portfolio increased 2 basis points to 4.49% for the third quarter of 2022 from 4.47% for the same quarter of 2021, as the effects of the 300-basis point increase in the prime rate more than offset a $1.5 million reduction in net origination fees earned on forgiven PPP loans. The $1.2 million, or 191.9%, increase in interest expense was primarily due to an increase in average interest-bearing liabilities, coupled with higher funding costs. Interest-bearing liabilities averaged $1.249 billion for the third quarter of 2022, an increase of $158.7 million, or 14.5%, from $1.091 billion for the same quarter of 2021. Specifically, average borrowed funds increased $120.1 million, or 1152.2%, to $130.5 million for the three months ended September 30, 2022 from $10.4 million for the three months ended September 30, 2021. The increase in borrowed funds was entirely due to an increase in utilization of advances through the FHLB of Pittsburgh. In addition, average interest-bearing deposits increased $38.6 million, or 3.6%, to $1.119 billion from $1.080 billion, comparing the third quarters of 2022 and 2021, respectively. Average interest-bearing demand deposits increased $32.6 million, or 4.2%, to $807.5 million for the third quarter of 2022 compared to $774.9 million for the same quarter of 2021, while average savings accounts increased $16.7 million, or 12.9%, to $146.5 million for the three months ended September 30, 2022 from $129.8 million for the comparable three months of 2021. Conversely, average time deposits decreased $10.7 million, or 6.1%, to $164.9 million for the three months ended September 30, 2022 from $175.6 million for the same three months of 2021. Also factoring into the increase in interest expense was a 36-basis point increase in the cost of funds to 0.59% for the three months ended September 30, 2022 from 0.23% for the same three months of 2021. Specifically, the average rate paid for interest-bearing deposits increased 14 basis points to 0.36% for the third quarter of 2022 from 0.22% for the same period of 2021. In addition, the cost of average borrowed funds increased 76 basis points to 2.56% for the third quarter of 2022 from 1.80% for the same quarter of 2021. FNCB's tax-equivalent net interest margin compressed 3 basis points to 3.43% for the third quarter of 2022 from 3.46% for the same quarter of 2021. Additionally, the net interest spread declined 12 basis points to 3.28% for the three months ended September 30, 2022 from 3.40% for the same three months of 2021. The reduction in margin and spread largely reflected increases in funding costs, coupled with the decline in PPP loan origination fees recognized, comparing the third quarters of 2022 and 2021. On a linked-quarter basis, the tax-equivalent net interest margin widened 1 basis points from 3.42%, while the net interest rate spread declined 8 basis points from 3.36%, for the second quarter of 2022.

On a year-to-date basis, tax-equivalent net interest income increased $4.3 million, or 11.7%, to $41.2 million for the nine months ended September 30, 2022 from $36.9 million for the comparable period of 2021. The improvement in year-to-date tax-equivalent net interest income was due to an increase in tax-equivalent interest income of $5.0 million, or 12.7%, partially offset by a $0.7 million, or 29.4%, increase in interest expense. The increase in tax-equivalent interest income largely reflected higher earning asset volumes, which were partially offset by lower earning asset yields. Earning assets averaged $1.615 billion for the nine months ended September 30, 2022, an increase of $212.8 million, or 15.2%, from $1.402 billion for the same period of 2021. Average loan balances increased $110.4 million, or 11.7%, to $1.057 billion for the nine months ended September 30, 2022, compared to $946.7 million for the same nine months of 2021. Average total security balances increased $143.4 million, or 35.4%, to $548.7 million for the nine months ended September 30, 2022 from $405.3 million for the same period of 2021. The tax equivalent yield on average earning assets, on a year-to-date basis, decreased 8 basis points to 3.64% in 2022 from 3.72% in 2021. Specifically, the tax-equivalent yield on the loan and investment portfolios decreased 11 basis points and 16 basis points, respectively, comparing the nine months ended September 30, 2022 and 2021. Similar to the quarterly period, loan yields were impacted by a $2.9 million, or 75.1%, reduction in net loan origination fees recognized on the forgiveness of PPP loans to $1.0 million for the nine months ended September 30, 2022 from $3.9 million for the same nine months of 2021. The $0.7 million, or 29.4%, increase in interest expense resulted primarily from an increase in average borrowed funds, partially offset by changes in funding costs. Borrowed funds averaged $97.6 million for the nine months ended September 30, 2022, an increase of $87.3 million, or 842.9%, from $10.3 million for the nine months ended September 30, 2021. Total interest-bearing deposits increased $77.6 million, or 7.5%, to $1.111 billion for the nine months ended September 30, 2022 from $1.033 billion for the same period of 2021. FNCB's total cost of funds increased 3 basis points to 0.32% for the nine months ended September 30, 2022 from 0.29% for the same nine months of 2021.  Despite the increase in overall funding costs, the cost of interest-bearing deposits decreased 7 basis points to 0.20% from 0.27%, respectively, comparing the nine months ended September 30, 2022 and 2021.  Specifically, comparing the year-to-date periods of 2022 and 2021, the rates paid on time deposits, decreased 45 basis points, while the rates paid on interest-bearing demand deposits and savings deposits increased by 2 basis points each. Additionally, the cost of borrowed funds decreased 16 basis points to 1.68% for the nine months ended September 30, 2022 from 1.84% for the nine months ended September 30, 2021. On a year-to-date basis, the tax-equivalent net interest margin compressed 11 basis points to 3.40% in 2022 from 3.51% in 2021, while the tax-equivalent spread also compressed 11 basis points to 3.32% in 2022 from 3.43% in 2021.

For the three months ended September 30, 2022, non-interest income increased $299 thousand, or 16.2%, to $2.1 million from $1.8 million for the three months ended September 30, 2021, largely reflecting increases in deposit service charges, BOLI income, net gain on the sale of mortgages held for sale and other non-interest income, partially offset by decreases in net gains on equity securities. Deposit service charges increased $124 thousand, or 12.3%, to $1.1 million for the three months ended September 30, 2022, compared to $1.0 million for the three months ended September 30, 2021. BOLI income increased $61 thousand, or 43.9%, to $0.2 million for the three months ended September 20, 2022 from $0.1 million for the same period of 2021, due to the purchase of additional BOLI policies earlier in 2022. Other non-interest income increased $143 thousand, or 54.8%, to $404 thousand, compared to $261 thousand for the same three months of 2021, which was primarily due to an increase in referral fees from loan swap transactions.  For the three months ended September 30, 2022, net gains on the sale of mortgages held for sale totaled $91 thousand, an increase of $50 thousand, or 121.9%, from $41 thousand recorded for the same quarter of 2021. These increases were partially offset by $70 thousand, or 44.9%, decline in net gains on equity securities to $86 thousand for the three months ended September 30, 2022, compared to $156 thousand for the same three months of 2021. For the nine months ended September 30, 2022, non-interest income decreased $737 thousand, or 11.7%, to $5.6 million from $6.3 million for the same period of 2021 due primarily to an unfavorable change in the market value of equity securities, reductions in net gains on the sale of available-for-sale securities and mortgage loans held for sale, and loan-related fees. Stock market volatility resulted in FNCB recording a net loss on equity securities of $121 thousand for the nine months ended September 30, 2022 compared to a net gain on equity securities of $556 thousand for the nine months ended September 30, 2021. Comparing the year-to-date periods ended September 30, 2022 and 2021, due to changing market conditions, FNCB also experienced reductions in the net gains on the sale of available-for-sale debt securities and mortgages held for sale, which decreased $248 thousand, or 116.4%, and $189 thousand, or 60.5%, respectively.  Additionally, loan-related fees decreased $153 thousand, or 48.8%, to $161 thousand from $314 thousand comparing the nine months ended September 30, 2022 and 2021, respectively, which was largely due to a reduction in fees received on the servicing of loans under the Federal Reserve Bank's Main Street Lending Program. In addition, non-interest income for the nine-month period of 2021 included non-recurring income of $426 thousand from a bank-owned life insurance death benefit claim. These decreases in non-interest income were partially offset by a $409 thousand, or 14.4%, increase in deposit service charges, to $3.2 million for the nine months ended September 30, 2022 compared to $2.8 million for the same period of 2021.

Non-interest expense increased $1.5 million, or 20.4%, to $9.0 million for the three months ended September 30, 2022 from $7.5 million for the three months ended September 30, 2021, which primarily reflected increases in salaries and employee benefits, the provision for off-balance sheet commitments, professional fees and other non-interest expenses. Salaries and employee benefits increased $559 thousand, or 13.9%, to $4.6 million for the third quarter of 2022 from $4.0 million for the same quarter of 2021, which primarily reflected additional personnel costs associated with the 1st Equipment Finance team of lending professionals. During the third quarter of 2022, FNCB recorded a provision for off-balance sheet commitments of $338 thousand, an increase of $423 thousand, or 497.6%, compared to a credit for off-balance sheet commitments of $85 thousand for the respective quarter of 2021, which primarily reflected high volumes of commercial construction commitments. Professional fees increased $144 thousand, or 94.1%, to $297 thousand from $153 thousand comparing the third quarters of 2022 and 2021, respectively. Comparing the three months ended September 30, 2022 and 2021, other operating expenses increased $167 thousand, or 26.1%, which was largely due to increases in correspondent bank charges and servicing costs associated with purchased loan pools. For the nine months ended September 30, 2022, non-interest expense increased $3.9 million or 17.9%, to $25.8 million compared to $21.9 million for the same nine- month period of 2021, primarily due to similar increases experienced for the quarterly period.  Salaries and employee benefits increased $2.0 million, or 16.6%, to $13.8 million for the nine months ended September 30, 2022, compared to $11.8 million for the nine months ended September 30, 2021. The provision for off-balance sheet commitments increased $674 thousand, or 316.4%, to $461 thousand for the nine months ended September 30, 2022, compared to a credit of $213 thousand recorded for the same nine-month period of 2021. Professional fees increased $313 thousand, or 59.7%, to $837 thousand for the nine months ended September 30, 2022 from $534 thousand for the same nine months of 2021, while other operating expenses increased $228 thousand, or 12.3%, to $2.1 million from $1.8 million, respectively, comparing the nine months ended September 30, 2022 and 2021. Additionally, for the year-to-date period, data processing expense increased $381 thousand, or 14.3%, to $3.0 million in 2022 from $2.6 million in 2021, which was largely due to additional costs associated with the new retail mortgage and commercial lending platforms.

Asset Quality

FNCB's asset quality remained favorable through third quarter 2022, as total non-performing loans decreased $1.7 million, or 27.9%, to $4.7 million at September 30, 2022, representing 0.25% of total loans and leases, gross at September 30, 2022 from $3.9 million, or 0.39% of total loans and leases, gross at December 31, 2021. Year-over-year, non-performing loans decreased $1.7 million, or 39.0%, from $4.6 million, or 0.47% of total loans, gross, at September 30, 2021. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans, gross) decreased to 0.43% at September 30, 2022 compared to 0.55% at December 31, 2021, and 0.61% at September 30, 2021. FNCB recorded a provision for loan and lease losses of $513 thousand for the third quarter of 2022 compared to a release of reserves of $513 thousand for the same quarter of 2021. For the nine months ended September 30, 2022, the provision for loan and lease losses totaled $1.3 million compared to a release of reserves of $172 thousand for the same period of 2021. The increase was primarily attributable to increases in loan and lease volumes. The allowance for loan and lease losses was $13.8 million, or 1.24% of total loans and leases, gross, at September 30, 2022, compared to $12.4 million, or 1.27% of total loans and leases, gross, at December 31, 2021 and $12.0 million, or 1.25% of total loans and leases, gross, at September 30, 2021.

Financial Condition

Total assets increased $40.2 million, or 2.4%, to $1.705 billion at September 30, 2022 from $1.664 billion at December 31, 2021. The change in total assets primarily reflected increases in loans and leases, net of ALLL, partially offset by decreases in cash and cash equivalents and available-for-sale debt securities. Loans and leases, net of the allowance for loan and lease losses, increased $130.4 million, or 13.5%, to $1.097 billion at September 30, 2022 from $967.0 million at December 31, 2021. Increases were experienced across all loan categories, which reflected originations from the new commercial equipment financing product offerings, strong organic loan demand and the purchase of third-party originated loans and loan pools. Cash and cash equivalents decreased $64.9 million, or 65.5%, to $34.1 million at September 30, 2022 from $99.0 million at December 31, 2021. Available-for-sale debt securities decreased $50.1 million, or 9.6%, to $472.5 million at September 30, 2022 from $522.6 million at December 31, 2021. Total deposits increased $47.6 million, or 3.3%, to $1.503 billion at September 30, 2022 from $1.455 billion at December 31, 2021. Total borrowed funds increased $45.7 million to $76.0 million at September 30, 2022 from $30.3 million at December 31, 2021. The increase was entirely due to increased utilization of advances through the FHLB of Pittsburgh.

Total shareholders’ equity decreased $50.9 million, or 31.3%, to $111.6 million at September 30, 2022 from $162.5 million at December 31, 2021. The decrease in capital was primarily due to an accumulated other comprehensive loss of $52.1 million at September 30, 2022, compared to accumulated other comprehensive income of $6.3 million at December 31, 2021. This $58.4 million reduction was related primarily to the depreciation in the fair value of FNCB's available-for-sale debt securities, net of deferred taxes, due to the dramatic increase in market interest rates. Also impacting capital was net income for the nine months ended September 30, 2022 of $15.5 million, partially offset by $3.6 million utilized for the repurchase of common shares under a board authorized stock repurchase program and $4.7 million in dividends declared and paid for the nine months ended September 30, 2022. Tangible book value was $5.67 per share at September 30, 2022, compared to $8.13 per share at December 31, 2021, reflecting the reduction in fair value of available-for-sale securities. FNCB Bank was considered well capitalized with total risk-based capital and Tier 1 leverage ratios of 14.16% and 9.38%, respectively, at September 30, 2022, and 14.64% and 8.92%, respectively, at December 31, 2021.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 112 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the novel Coronavirus Disease 2019 ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy, overall financial stability and the global supply chain; the COVID-19 pandemic and actions taken to control its spread; government intervention in the U.S. financial system including the effects of recent rate actions taken by the Federal Open Market Committee, and legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release. Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarters ended March 31, 2022 and June 31, 2022.

FNCB Bancorp, Inc.
Selected Financial Data

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2022	2022	2022	2021	2021
Per share data:
Net income (fully diluted)	$0.28	$0.29	$0.22	$0.20	$0.31
Cash dividends declared	$0.090	$0.075	$0.075	$0.075	$0.075
Book value	$5.67	$6.38	$7.03	$8.13	$8.10
Tangible book value	$5.67	$6.38	$7.03	$8.13	$8.10
Market value:
High	$8.65	$10.02	$10.15	$9.40	$8.35
Low	$7.49	$7.36	$8.67	$8.21	$7.17
Close	$7.51	$8.00	$9.49	$9.24	$8.23
Common shares outstanding	19,680,474	19,675,557	19,683,671	19,989,875	19,985,837

Selected ratios:
Annualized return on average assets	1.26%	1.37%	1.08%	0.94%	1.58%
Annualized return on average shareholders' equity	16.95%	17.57%	11.31%	9.82%	15.61%
Efficiency ratio	54.88%	53.35%	58.12%	61.75%	51.32%
Tier I leverage ratio (FNCB Bank)	9.38%	9.32%	9.30%	8.92%	9.80%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	14.16%	13.90%	14.10%	14.64%	15.91%
Average shareholders' equity to average total assets	7.44%	7.80%	9.54%	9.61%	10.14%
Yield on earning assets (FTE)	3.87%	3.58%	3.45%	3.41%	3.63%
Cost of funds	0.59%	0.22%	0.14%	0.16%	0.23%
Net interest spread (FTE)	3.28%	3.36%	3.31%	3.25%	3.40%
Net interest margin (FTE)	3.43%	3.42%	3.35%	3.29%	3.46%
Total delinquent loans/total loans	0.43%	0.39%	0.55%	0.55%	0.61%
Allowance for loan and lease losses/total loans	1.24%	1.23%	1.27%	1.27%	1.25%
Non-performing loans/total loans	0.25%	0.26%	0.37%	0.39%	0.47%
Annualized net (recoveries) charge-offs /average loans	0.03%	(0.07%)	0.02%	(0.03%)	(0.10%)

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Nine Months Ended
	September 30,
(in thousands, except share data)	2022	2021
Interest income
Interest and fees on loans and leases	$33,472	$30,724
Interest and dividends on securities:
Taxable	7,425	5,956
Tax-exempt	1,961	1,519
Dividends	353	176
Total interest and dividends on securities	9,739	7,651
Interest on interest-bearing deposits in other banks	34	35
Total interest income	43,245	38,410
Interest expense
Interest on deposits	1,671	2,098
Interest on borrowed funds
Federal Home Loan Bank of Pittsburgh advances	1,009	-
Junior subordinated debentures	220	143
Total interest on borrowed funds	1,229	143
Total interest expense	2,900	2,241
Net interest income before provision (credit) for loan and lease losses	40,345	36,169
Provision (credit) for loan and lease losses	1,334	(172)
Net interest income after provision (credit) for loan and lease losses	39,011	36,341
Non-interest income
Deposit service charges	3,248	2,839
Net (loss) gain on the sale of available-for-sale debt securities	(35)	213
Net (loss) gain on equity securities	(121)	556
Net gain on the sale of mortgage loans held for sale	123	312
Loan-related fees	161	314
Income from bank-owned life insurance	542	402
Bank-owned life insurance settlement	-	426
Merchant services revenue	544	453
Other	1,126	810
Total non-interest income	5,588	6,325
Non-interest expense
Salaries and employee benefits	13,758	11,796
Occupancy expense	1,512	1,490
Equipment expense	954	1,005
Advertising expense	561	491
Data processing expense	3,046	2,665
Regulatory assessments	651	460
Bank shares tax	1,091	1,009
Professional fees	837	524
Insurance expense	477	425
Provision (credit) for off-balance sheet commitments	461	(213)
Other operating expenses	2,460	2,245
Total non-interest expense	25,808	21,897
Income before income taxes	18,791	20,769
Income tax expense	3,265	3,356
Net income	$15,526	$17,413

Income per share
Basic	$0.79	$0.86
Diluted	$0.79	$0.86

Cash dividends declared per common share	$0.240	$0.195
Weighted average number of shares outstanding:
Basic	19,765,814	20,152,934
Diluted	19,786,855	20,164,331

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands, except share data)	2022	2022	2022	2021	2021
Interest income
Interest and fees on loans and leases	$12,270	$11,100	$10,102	$10,325	$10,696
Interest and dividends on securities
Taxable	2,633	2,402	2,390	2,281	2,070
Tax-exempt	691	658	612	567	517
Dividends	163	112	78	63	55
Total interest and dividends on securities	3,487	3,172	3,080	2,911	2,642
Interest on interest-bearing deposits in other banks	19	8	7	53	31
Total interest income	15,776	14,280	13,189	13,289	13,369
Interest expense
Interest on deposits	1,001	346	324	410	582
Interest on borrowed funds
Federal Home Loan Bank of Pittsburgh advances	736	242	31	6	-
Junior subordinated debentures	99	70	51	48	47
Total interest on borrowed funds	835	312	82	54	47
Total interest expense	1,836	658	406	464	629
Net interest income before provision (credit) for loan and lease losses	13,940	13,622	12,783	12,825	12,740
Provision (credit) for loan and lease losses	513	62	759	338	(513)
Net interest income after provision (credit) for loan and lease losses	13,427	13,560	12,024	12,487	13,253
Non-interest income
Deposit service charges	1,133	1,065	1,050	1,038	1,009
Net (loss) gain on the sale of available-for-sale debt securities	-	(35)	-	-	-
Net (loss) gain on equity securities	86	(82)	(125)	145	156
Net gain on the sale of mortgage loans held for sale	91	32	-	40	41
Loan-related fees	54	50	57	76	77
Income from bank-owned life insurance	200	197	145	139	139
Merchant services revenue	173	172	199	140	159
Other	404	258	464	365	261
Total non-interest income	2,141	1,657	1,790	1,943	1,842
Non-interest expense
Salaries and employee benefits	4,581	4,519	4,658	4,901	4,022
Occupancy expense	517	447	548	549	450
Equipment expense	314	316	324	333	319
Advertising expense	202	227	132	221	160
Data processing expense	974	1,009	1,063	1,024	961
Regulatory assessments	230	196	225	149	160
Bank shares tax	375	375	341	(34)	352
Professional fees	297	213	327	150	153
Insurance expense	167	155	154	156	137
Provision (credit) for off-balance sheet commitments	338	75	48	183	(85)
Other operating expenses	1,037	700	724	1,540	701
Total non-interest expense	9,032	8,232	8,544	9,172	7,500
Income before income taxes	6,536	6,985	5,270	5,258	7,595
Income tax expense	1,101	1,247	917	1,300	1,244
Net income	$5,435	$5,738	$4,353	$3,958	$6,351

Income per share
Basic	$0.28	$0.29	$0.22	$0.20	$0.31
Diluted	$0.28	$0.29	$0.22	$0.20	$0.31

Cash dividends declared per common share	$0.090	$0.075	$0.075	$0.075	$0.075
Weighted average number of shares outstanding:
Basic	19,687,766	19,677,109	19,935,288	19,988,272	19,997,021
Diluted	19,697,047	19,694,125	19,972,113	20,015,776	20,009,387

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2022	2022	2022	2021	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$29,231	$23,355	$19,383	$16,651	$24,612
Interest-bearing deposits in other banks	4,896	4,037	4,719	82,369	149,581
Total cash and cash equivalents	34,127	27,392	24,102	99,020	174,193
Available-for-sale debt securities	472,451	495,604	514,133	522,566	470,323
Equity securities, at fair value	5,496	5,307	5,018	4,922	4,777
Restricted stock, at cost	4,838	5,787	4,020	1,911	1,826
Loans held for sale	248	667	-	-	491
Loans and leases, net of deferred loan fees and costs and unearned income	1,111,230	1,088,748	1,036,400	979,439	958,408
Allowance for loan and lease losses	(13,819)	(13,381)	(13,129)	(12,416)	(12,018)
Net loans and leases	1,097,411	1,075,367	1,023,271	967,023	946,390
Bank premises and equipment, net	15,526	15,619	15,895	16,082	17,269
Accrued interest receivable	5,629	5,103	4,870	4,643	4,593
Bank-owned life insurance	37,036	36,836	36,639	33,494	33,355
Other assets	31,754	25,403	21,602	14,662	12,674
Total assets	$1,704,516	$1,693,085	$1,649,550	$1,664,323	$1,665,891

Liabilities
Deposits:
Demand (non-interest-bearing)	$320,879	$317,725	$317,541	$320,089	$321,952
Interest-bearing	1,181,747	1,109,219	1,094,052	1,134,939	1,160,114
Total deposits	1,502,626	1,426,944	1,411,593	1,455,028	1,482,066
Borrowed funds	76,010	128,360	87,260	30,310	10,310
Accrued interest payable	101	85	57	49	56
Other liabilities	14,187	12,184	12,251	16,479	11,509
Total liabilities	1,592,924	1,567,573	1,511,161	1,501,866	1,503,941

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,600	24,594	24,604	24,987	24,982
Additional paid-in capital	77,381	77,233	77,642	80,128	80,000
Retained earnings	61,737	58,085	53,834	50,990	48,541
Accumulated other comprehensive income	(52,126)	(34,400)	(17,691)	6,352	8,427
Total shareholders' equity	111,592	125,512	138,389	162,457	161,950
Total liabilities and shareholders’ equity	$1,704,516	$1,693,085	$1,649,550	$1,664,323	$1,665,891

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(dollars in thousands)	2022	2022	2022	2021	2021
Interest income
Loans:
Loans - taxable	$11,870	$10,743	$9,755	$9,983	$10,364
Loans - tax-free	506	452	439	433	420
Total loans	12,376	11,195	10,194	10,416	10,784
Securities:
Securities, taxable	2,796	2,514	2,468	2,344	2,125
Securities, tax-free	875	833	775	719	654
Total interest and dividends on securities	3,671	3,347	3,243	3,063	2,779
Interest-bearing deposits in other banks	19	8	7	53	31
Total interest income	16,066	14,550	13,444	13,532	13,594
Interest expense
Deposits	1,001	346	324	410	582
Borrowed funds	835	312	82	54	47
Total interest expense	1,836	658	406	464	629
Net interest income	$14,230	$13,892	$13,038	$13,068	$12,965

Average balances
Earning assets:
Loans:
Loans - taxable	$1,045,474	$1,013,899	$946,201	$915,693	$921,648
Loans - tax-free	57,099	53,471	54,096	45,920	43,091
Total loans	1,102,573	1,067,370	1,000,297	961,613	964,739
Securities:
Securities, taxable	438,339	442,998	437,955	409,210	357,684
Securities, tax-free	113,629	109,948	103,086	92,685	82,706
Total securities	551,968	552,946	541,041	501,895	440,390
Interest-bearing deposits in other banks	4,634	4,488	17,464	125,609	94,434
Total interest-earning assets	1,659,175	1,624,804	1,558,802	1,589,117	1,499,563
Non-earning assets	51,847	55,303	78,394	91,968	105,912
Total assets	$1,711,022	$1,680,107	$1,637,196	$1,681,085	$1,593,014
Interest-bearing liabilities:
Deposits	$1,118,909	$1,101,947	$1,111,671	$1,163,920	$1,080,312
Borrowed funds	130,481	113,932	47,346	17,810	10,419
Total interest-bearing liabilities	1,249,390	1,215,879	1,159,017	1,181,100	1,090,731
Demand deposits	318,656	319,505	308,830	322,536	325,571
Other liabilities	15,742	13,730	13,234	15,846	15,258
Shareholders' equity	127,234	130,993	156,115	161,603	161,454
Total liabilities and shareholders' equity	$1,711,022	$1,680,107	$1,637,196	$1,681,085	$1,593,014

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans - taxable	4.54%	4.24%	4.12%	4.36%	4.50%
Interest and fees on loans - tax-free	3.54%	3.38%	3.25%	3.77%	3.90%
Total loans	4.49%	4.20%	4.08%	4.33%	4.47%
Securities:
Securities, taxable	2.55%	2.27%	2.25%	2.29%	2.38%
Securities, tax-free	3.08%	3.03%	3.01%	3.10%	3.16%
Total securities	2.66%	2.42%	2.40%	2.44%	2.52%
Interest-bearing deposits in other banks	1.64%	0.71%	0.16%	0.17%	0.13%
Total earning assets	3.87%	3.58%	3.45%	3.41%	3.63%
Interest-bearing liabilities:
Interest on deposits	0.36%	0.13%	0.12%	0.14%	0.22%
Interest on borrowed funds	2.56%	1.10%	0.69%	1.21%	1.80%
Total interest-bearing liabilities	0.59%	0.22%	0.14%	0.16%	0.23%
Net interest spread	3.28%	3.36%	3.31%	3.25%	3.40%
Net interest margin	3.43%	3.42%	3.35%	3.29%	3.46%

FNCB Bancorp, Inc.
Asset Quality Data

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2022	2022	2022	2021	2021
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$2,654	$2,764	$3,864	$3,863	$4,475
Loans past due 90 days or more and still accruing	74	14	-	-	-
Total non-performing loans	2,728	2,778	3,864	3,863	4,475
Other real estate owned (OREO)	228	228	228	920	54
Other non-performing assets	1,773	1,773	1,773	1,773	1,773
Total non-performing assets	$4,729	$4,779	$5,865	$6,556	$6,302

Accruing TDRs	$6,201	$6,329	$6,455	$6,666	$6,666

For the three months ended
Allowance for loan and lease losses
Beginning balance	$13,381	$13,129	$12,416	$12,018	$12,285
Loans charged-off	411	303	95	34	255
Recoveries of charged-off loans	336	493	49	94	501
Net (recoveries) charge-offs	75	(190)	46	(60)	(246)
Provision (credit) for loan and lease losses	513	62	759	338	(513)
Ending balance	$13,819	$13,381	$13,129	$12,416	$12,018